EXHIBIT 99.4

HERITAGE INSURANCE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 8, 2017, Heritage Insurance Holdings, Inc. (the “Company” or “Heritage”) entered into an agreement to acquire NBIC Holdings, Inc. (“NBIC”), the parent company of Narragansett Bay Insurance Company, for approximately $250 million, including approximately $210 million in cash and shares of our common stock with an aggregate value of approximately $40 million, subject to a post-closing book value adjustment (the “Proposed Acquisition”). The Company expects to finance the cash consideration for the Proposed Acquisition through a combination of available cash, and the issuance of $125 million aggregate principal amount of unsecured senior convertible notes (the “Convertible Notes”). In connection with the issuance of the Convertible Notes, the Company anticipates repurchasing up to $40 million of its common stock. The Proposed Acquisition is expected to close as early as the fourth quarter of 2017 and is subject to customary closing conditions, including regulatory approvals.

The underlying historical financial information of Heritage and NBIC presented below was derived from the Company’s historical financial statements and NBIC’s historical financial statements filed herewith on this Form 8-K, as well as adjustments which management believes are reasonable to account for the Proposed Acquisition and the issuance of the Convertible Notes as described above (collectively, the “Proposed Transactions”).

The pro forma condensed combined statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 assume that the Proposed Transactions had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 assumes that the Proposed Transactions occurred on June 30, 2017. The Company presents these pro forma condensed combined financial results for informational purposes only, and the pro forma financial statements are not necessarily indicative of what the combined company’s results of operations or financial position would actually have been had the Proposed Transactions been completed on the dates indicated. In addition, the pro forma condensed combined statements of income do not purport to project the future operating results of the combined company.

The tax rate used for these pro forma combined condensed financial statements is an estimated statutory tax rate. As a result, it will likely vary from the actual effective rate in periods subsequent to the completion of the Proposed Transactions.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined statements of income and balance sheet for the periods presented, the Company’s historical financial statements and NBIC’s historical financial statements filed herewith on this Form 8-K.

HERITAGE INSURANCE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

SIX MONTHS ENDED JUNE 30, 2017

(Amounts in thousands, except per share and share amounts)

	Heritage As Reported	NBIC	Pro Forma Adjustments	Notes	Heritage Pro Forma
Revenues:
Gross premiums written	301,490	159,071	—		460,561
Change in gross unearned premiums	5,472	(3,936)	—		1,536

Gross premiums earned	306,962	155,135	—		462,097
Ceded premiums	(124,334)	(90,663)	—		(214,997)

Net premiums earned	182,628	64,472	—		247,100
Net investment income	5,475	1,303	—		6,778
Net realized gains	646	5	—		651
Other revenue	7,482	2,331	—		9,813

Total revenue	196,231	68,111	—		264,342
Operating Expenses:
Loss and loss adjustment expenses	92,693	11,659	—		104,352
Policy acquisition costs	45,180	29,380	—		74,560
General and administrative expenses	33,406	11,188	3,153	(a)	47,747

Total operating expenses	171,279	52,227	3,153		226,659

Operating income (expense)	24,952	15,884	(3,153)		37,683
Interest expense, net	3,934	—	5,456	(b)	9,390
Amortization of debt issuance costs	478	—	94	(b)	572

Income before income taxes	20,540	15,884	(8,703)		27,721
Provision for income taxes	7,915	5,586	(3,150)	(c)	10,351

Net income	12,625	10,298	(5,553)		17,370

Weighted average shares outstanding
Basic	28,543,703			(d)	29,944,261
Diluted	28,543,703			(d)	29,944,261
Earnings per share:
Basic	0.44			(d)	0.58
Diluted	0.44			(d)	0.58

See notes to unaudited condensed consolidated financial statements

HERITAGE INSURANCE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2016

(Amounts in thousands, except per share and share amounts)

	Heritage As Reported	NBIC	Pro Forma Adjustments	Notes	Heritage Pro Forma
Revenues:
Gross premiums written	626,704	306,622	—		933,326
Change in gross unearned premiums	13,814	(13,899)	—		(85)

Gross premiums earned	640,518	292,723	—		933,241
Ceded premiums	(228,797)	(157,179)	—		(385,976)

Net premiums earned	411,721	135,544	—		547,265
Net investment income	9,181	2,195	—		11,376
Net realized gains	1,733	14	—		1,747
Other revenue	16,323	4,874	—		21,197

Total revenue	438,958	142,627	—		581,585
Operating Expenses:
Loss and loss adjustment expenses	238,862	35,944	—		274,806
Policy acquisition costs	84,421	56,048	—		140,469
General and administrative expenses	58,910	19,561	6,306	(a)	84,777

Total operating expenses	382,193	111,553	6,306		500,052

Operating income (expense)	56,765	31,074	(6,306)		81,533
Interest expense, net	321	—	10,607	(b)	10,928
Amortization of debt issuance costs	41	—	188	(b)	229

Income before income taxes	56,403	31,074	(17,101)		70,376
Provision for income taxes	22,538	10,887	(6,170)	(c)	27,255

Net income	33,865	20,187	(10,931)		43,121

Weighted average shares outstanding
Basic	29,632,171			(d)	31,032,729
Diluted	29,634,349			(d)	31,034,907
Earnings per share
Basic	1.14			(d)	1.39
Diluted	1.14			(d)	1.39

See notes to unaudited condensed consolidated financial statements

HERITAGE INSURANCE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2017

(Amounts in thousands)

	Heritage As Reported	NBIC	Pro Forma Adjustments	Notes	Heritage Pro Forma
ASSETS
Fixed maturity securities, available for sale, at fair value	569,052	100,462	—		669,514
Equity securities, available for sale, at fair value	32,139	—	—		32,139

Total investments	601,191	100,462	—		701,653
Cash and cash equivalents	134,176	72,465	(88,750)	(b)	117,891
Restricted cash	18,381	—	—		18,381
Accrued Investment income	5,105	607	—		5,712
Premiums receivable, net	38,960	28,857	—		67,817
Prepaid reinsurance premiums	213,009	236,295	—		449,304
Income taxes receivable	2,297	—	—		2,297
Deferred income taxes	—	13,629	(13,629)	(e)	—
Deferred policy acquisition costs, net	41,792	31,146	(31,146)	(f)	41,792
Property and equipment, net	16,547	2,928	—		19,475
Intangibles, net	23,526	438	92,332	(a)	116,296
Goodwill	46,454	—	84,073	(g)	130,527
Other assets	7,197	6,407			13,604

Total Assets	1,148,635	493,234	42,880		1,684,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	122,785	84,486	—		207,271
Unearned premiums	312,552	164,416	—		476,968
Reinsurance payable	224,807	60,809	—		285,616
Note payable, net of issuance costs	73,276	—	97,250	(b)	170,526
Deferred income taxes	4,651	—	17,132	(e)	21,783
Advance premiums	25,884	7,757	—		33,641
Accrued compensation	5,479	—	—		5,479
Other liabilities	13,934	71,592	4,685	(h)	90,211

Total Liabilities	783,368	389,060	119,067		1,291,495

Stockholders’ Equity
Common stock	3	—	1	(i)	4
Additional paid-in capital	208,135	122,843	(90,172)	(i)	240,806
Accumulated other comprehensive loss	(569)	(2,534)	2,534	(i)	(569)
Treasury stock	(34,169)	—	—		(34,169)
Retained earnings	191,867	(16,135)	11,450	(i)	187,182

Total Stockholders’ Equity	365,267	104,174	(76,187)		393,254

Total Liabilities and Stockholders’ Equity	1,148,635	493,234	42,880		1,684,749

See notes to unaudited condensed consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Preparation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Proposed Transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results.

The Company prepared the pro forma condensed combined statements of income under the acquisition method of accounting in accordance with existing U.S. generally accepted accounting principles (“U.S. GAAP”) – Accounting Standard Codification (“ASC”) 805, Business Combinations. Under the acquisition method of accounting, the Company measured the total purchase price (consideration transferred) as described in Note 2, “Consideration Transferred,” using the market price of the Company’s common stock as of August 7, 2017. The Company based the value of the underlying tangible and intangible assets acquired and liabilities assumed on their respective estimated fair market values as of the balance sheet date, with any excess purchase price allocated to goodwill. The determination of the fair value of the NBIC’s assets and liabilities requires extensive use of estimates and management’s judgment. The Company will continue to evaluate information obtained up to and following the closing of the Proposed Acquisition, including during the measurement period, to update the fair value of assets acquired and liabilities assumed, which may differ materially from these preliminary estimates.

The pro forma condensed combined statements of income are preliminary and have been prepared solely for the purpose of providing pro forma financial information prepared in accordance with the rules and regulations prescribed by the U.S. Securities and Exchange Commission (“SEC”). Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma condensed combined financial information and the Company’s future consolidated results of operations.

Acquisition-related transaction costs (e.g., investment banking, advisory, legal, valuation, and other professional fees) and certain merger-related costs and charges have not been included as a component of consideration transferred as they must be expensed as incurred. Total transaction costs incurred for the year ended December 31, 2016 and the six months ended June 30, 2017 are approximately $0 and $0, respectively. The Company estimates that it will incur transaction costs totaling approximately $4.7 million in connection with the Proposed Acquisition. The costs that the Company may ultimately incur could differ materially from this amount.

In order to prepare the pro forma condensed combined statements of income, the Company performed a preliminary review of NBIC’s accounting policies to identify significant differences. During the preparation of the unaudited pro forma condensed combined financial statements, the Company did not become aware of any material differences, other than presentation of certain line items in the condensed combined statements of income and balance sheet, between the accounting policies of the Company and NBIC. The Company is currently conducting a detailed review of NBIC’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of NBIC’s presented results of operations, assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma condensed combined financial statements. For the purpose of aligning NBIC’s presentation of certain line items in the pro forma condensed combined statements of income and balance sheet to Heritage’s presentation, reclassification adjustments have been made to NBIC’s historical financial statements, as detailed below.

Reclassifications for the unaudited pro forma condensed combined statements of income:

		For the Six Months Ended June 30, 2017
(in thousands)		Gross premiums written	Change in gross unearned premiums	Ceded premiums	Net investment income	Net realized gains	Other revenue
Net premiums earned	$25,061	$159,071	$(3,936)	$(130,075)	$—	$—	$—
Net investment income	1,308	—	—	—	1,303	5
-Ceding commission earned	39,412	—	—	39,412	—	—	—
Other income	2,331	—	—	—	—	—	—

Total revenues	$68,111	$159,071	$(3,936)	$(90,663)	$1,303	$5	$2,331

		For the Year Ended December 31, 2016
(in thousands)		Gross premiums written	Change in gross unearned premiums	Ceded premiums	Net investment income	Net realized gains	Other revenue
Net premiums earned	$65,622	$306,622	$(13,899)	$(227,100)	$—	$—	$—
Net investment income	2,209	—	—		2,195	14	—
Ceding commission earned	69,921	—	—	69,921		—	—
Other income	4,874	—	—	—	—	—	4,874

Total revenues	$142,626	$306,622	$(13,899)	$(157,179)	$2,195	$14	$4,874

Reclassifications for the unaudited pro forma condensed combined balance sheet:

		As of June 30, 2017
(in thousands)		Prepaid reinsurance premiums	Property and equipment, net	Intangibles, net	Other assets
Land and buildings	$1,870	$—	$—	$—	$1,870
Reinsurance recoverable on paid losses	42,358	42,358		—	—
Reinsurance recoverable on unpaid losses	65,365	65,365	—	—	—
Ceded unearned premium reserves	128,572	128,572	—	—	—
Furniture, equipment and software, net	1,058	—	1,058	—	—
Equity from pools and associations	3,872	—	—	—	3,872
Other assets	2,974	—	1,870	438	665

Net total	$246,069	$236,295	$2,928	$438	$6,407

		As of June 30, 2017
(in thousands)		Advance premiums	Other liabilities
Unearned ceding commission	$53,913	$—	$53,913
Commission payable	8,179	—	8,179
Advance premiums	7,757	7,757	—
Funds held	55	—	55
Accrued expenses and accounts payable	5,160	—	5,160
Accrued retirement plan	3,460	—	3,460
Payable for securities	825		825

Net total	$79,348	$7,757	$71,591

The pro forma condensed combined statements of income do not reflect the realization of any expected reinsurance or operational synergies from the acquisition of NBIC following the completion of the business combination. The pro forma condensed combined statements of income also do not include any adjustment for costs that may result from integration activities, since management has not completed its assessment of the costs, if any, associated with such activities. Significant costs may ultimately be recorded for other exit and integration activities.

Note 2 – Consideration Transferred

The total consideration of $250 million set forth in the acquisition agreement is subject to post-closing adjustments based on the book value of NBIC at the time of closing, subject to specified caps and collars. Based on the book value of NBIC as of June 30, 2017, the total consideration under the acquisition agreement would have been adjusted to $227.6 million, which is the amount used for purposes of preparing these pro forma financial statements.

The following table summarizes the components of the estimated consideration:

(in thousands, except per share)	Amount
Shares of Heritage common stock issued (1)	1,400,558
Heritage stock price at August 7, 2017	$12.54

Stock consideration to NBIC stakeholders	17,563
Cash consideration to NBIC stakeholders	210,000

Total purchase price	$227,563

(1)	Changes to the purchase price consideration, including the anticipated purchase price at closing of $250 million, as well as the market price of our common stock at the time of the closing of the Proposed Acquisition will impact the number of shares issued in connection with the Proposed Acquisition.

Note 3 – Preliminary Purchase Price Allocation

The total purchase price as summarized above was allocated to NBIC’s tangible and intangible assets acquired and liabilities assumed for purposes of the pro forma condensed combined financial information, based on their estimated relative fair values assuming the acquisition was completed as of the pro forma balance sheet date presented.

The following table presents the Company’s preliminary estimates of the fair values of NBIC’s tangible and intangible assets acquired and liabilities assumed. Our preliminary estimates are based on the information available as of the balance sheet date and have been made solely for the purpose of providing the pro forma condensed combined financial statements.

We are continuing to evaluate the underlying inputs and assumptions used in our valuations. Accordingly, these preliminary estimates are subject to change up to the closing date of the Proposed Acquisition.

The following table summarizes the allocation of the preliminary purchase price as of the balance sheet date:

(in thousands, except per share)	Amount
Cash and cash equivalents	$72,465
Investments	100,462
Premiums receivable	28,856
Prepaid reinsurance premiums	236,295
Intangible assets	92,770
Other assets	9,943

Total assets acquired	$540,791
Total liabilities assumed	397,300

Total net assets acquired	$143,490
Goodwill	84,073

Total purchase price	$227,563

Note 4 – Pro Forma Adjustments

a)	Reflects an adjustment to the NBIC’s amortization expense of $3.2 million and $6.3 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, related to acquired intangible assets. In addition, included in the adjustment is the reversal of amortization expense for the six months ended June 30, 2017 and the year ended December 31, 2016 related to NBIC’s historical intangible assets eliminated for the purpose of the pro forma condensed combined financial statements.

The following table presents the preliminary fair values that we have assigned to the identifiable intangible assets, the average estimated useful lives, and the estimated amortization expense related to these identifiable intangible assets:

	Estimated Fair Value (in thousands)	Average Estimated Useful Life (in years)	Amortization for the Six Months Ended June 30, 2017 (in thousands)	Amortization for the Year Ended December 31, 2016 (in thousands)
Agent Relationships	13,200	10	$660	$1,320
Trade Name	10,600	Indefinite	—	—
Insurance Licenses	950	Indefinite	—	—
Non-Compete Agreements	3,720	2	930	1,860
Renewal Rights	47,100	15	1,570	3,140
Business Acquired “VOBA” (1)	17,200	1	—	—

Total	$92,770		$3,160	$6,320

(1)	NBIC’s historical amortization of deferred policy acquisition costs reflects the estimated continuing impact on the statements of income of the combined entity. As such, a pro forma adjustment for the amortization of VOBA over an estimated 12 month period has not been reflected in the unaudited pro forma condensed combined statements of income presented.

In addition, reflected in this adjustment is the derecognition of NBIC’s intangible assets of $0.4 million, which have been revalued to reflect the assets’ estimated fair values as of June 30, 2017 for the purpose of the pro forma condensed combined financial information.

b)	In connection with the Proposed Acquisition, the Company expects to issue $125 million aggregate principal amount of Convertible Notes to finance a portion of the cash component of the consideration expected to be paid to NBIC stakeholders.

The table below summarizes the adjustment to reflect the Company’s pro forma cash and cash equivalents:

Amount (in thousands)
Issuance of Convertible Notes (1)	$121,250
Cash purchase price of NBIC	(210,000)

Net pro forma adjustment to Heritage’s cash	$(88,750)

(1)	Net of unamortized debt issuance costs of $3.7 million associated with the Convertible Notes

The adjustments to Note payable, net of issuance costs of $97.3 million, and Additional paid-in capital of $24 million, are to reflect the liability component of the convertible debt issuance at fair value, net of unamortized debt issuance costs of $3.7 million and debt discount of $24 million, with the residual amount recorded as the equity component.

The interest expense adjustment is to reflect interest expense of $5.4 million and $10.6 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, related to the Convertible Notes expected to be issued in connection with the Proposed Transaction.

The amortization adjustment of $0.09 million and $0.2 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively, is to reflect amortization of estimated capitalized costs to be incurred in connection with the issuance of the Convertible Notes.

c)	Reflects the federal and state tax impact for combination income adjustments and the impact of recording state taxes on historical results for the business combination.

d)	The following table shows the Company’s calculation of pro forma combined basic and diluted earnings per share for the six months ended June 30, 2017 and the year ended December 31, 2016:

Earnings per share

(in thousands, except per share data)	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Pro forma net income from continuing operations	$17,370	$43,121
Basic weighted average Heritage shares outstanding	28,543,703	29,632,171
Heritage shares issued as part of NBIC acquisition	1,400,558	1,400,558

Pro forma basic weighted average shares outstanding	29,944,261	31,032,729
Heritage historical dilutive shares outstanding	—	2,178

Pro forma dilutive weighted average shares outstanding	29,944,261	31,034,907
Pro forma basic earnings per share from continuing operations	$0.58	$1.39
Pro forma diluted earnings per share from continuing operations	$0.58	$1.39

As described in Note 2, total estimated purchase price consideration is subject to change based on the book value of NBIC on the closing date of the Proposed Acquisition. Changes to the purchase price consideration, including the anticipated purchase price at closing of $250 million, as well as the market price of our common stock at the time of the closing of the Proposed Acquisition will impact the number of shares issued in connection with the Proposed Acquisition

In connection with the issuance of the Convertible Notes, the Company anticipates repurchasing up to $40 million of its common stock. However, because such repurchase is not a condition to the Proposed Acquisition or the issuance of the Convertible Notes, no pro forma adjustment has been made in these pro forma condensed combined financial statements to reflect such repurchase.

e)	Reflects the federal and state impact for combination balance sheet adjustments. Furthermore, reflects the impact of recording state taxes on historical results for the business combination. In addition, adjustment to reclassify deferred income taxes in order to present a net deferred taxes asset or liability on the balance sheet in accordance with U.S. GAAP.

Deferred income taxes

(in thousands)	Heritage Pro Forma
Adjustment to reclassify NBIC’s deferred income taxes asset position	$(13,629)
Net deferred income taxes liability adjustments resulting from the Proposed Acquisition	30,761

Net deferred income taxes adjustments	$17,132

f)	Reflects elimination of NBIC’s historical deferred policy acquisition costs asset of $31.1 million for the six months ended June 30, 2017 as a result of the Proposed Acquisition.

g)	Reflects recognition of goodwill of $84.0 million resulting from the Proposed Acquisition, as further detailed in Note 3.

h)	Reflects estimated transaction costs of $4.7 million in connection with the Proposed Acquisition.

i)	Reflect adjustments to eliminate NBIC’s historical equity and impacts of other adjustments resulting from the Proposed Acquisition.

Adjustments to Additional paid-in capital reflects (1) elimination of NBIC’s historical additional paid-in capital balance, (2) issuance of Heritage’s stock to NBIC stockholders as part of total consideration and (3) equity classification of the conversion option related to the Convertible Notes.

(in thousands)	Heritage Pro Forma
Elimination of NBIC’s historical additional paid-in capital as of June 30, 2017	$(122,843)
Issuance of common stock (consideration transferred)	17,562
Conversion option equity component, net of tax	15,109

Net additional paid-in capital adjustments	$(90,172)

Adjustments to Accumulated other comprehensive loss reflect the elimination of NBIC’s historical accumulated other comprehensive loss balance.

Adjustments to Retained earnings reflect (1) elimination of NBIC’s historical retained earnings balance $16.1 million and (2) transaction costs of $4.7 million resulting from the Proposed Acquisition.

Note 5 – Debt Financing Considerations

Pursuant to the rules of The New York Stock Exchange, before a company may issue convertible securities in a non-public offering that (i) are convertible into shares of common stock representing 20% or more of the shares of the Company’s common stock outstanding at such time and (ii) have a conversion price (after taking into account the maximum possible increase to the conversion rate for conversions of notes in connection with a make-whole adjustment event) that is less than either the market value or book value of the Company’s common stock at the time such securities are priced, the Company must first obtain shareholder approval prior to the issuance of such securities. If the Convertible Notes to be issued by the Company meet the conditions of the preceding clauses (i) and (ii), in order to comply with the rules of The New York Stock Exchange, the Convertible Notes will provide that until the Company has obtained the requisite shareholder approval the Convertible Notes may only be settled in cash upon conversion and, in such case, until such shareholder approval is obtained, the conversion option of the Convertible Notes will be accounted for as a separate derivative instrument liability in accordance with applicable U.S. GAAP guidance. In such case, the Company would fair value the conversion option liability on a quarterly basis and any changes to the fair value would be recorded in the statement of income as a financial gain or loss.

Once shareholder approval is obtained, the terms of the Convertible Notes will provide that the Company will have the option to settle the conversion option in shares of common stock, cash or a combination thereof, and at such time the conversion option of the Convertible Notes will qualify for equity classification and will no longer be accounted for as a separate derivative instrument liability in accordance with applicable U.S. GAAP guidance. These pro forma condensed combined financial statements have been prepared assuming the conversion option of the Convertible Notes will qualify for equity classification, and therefore will not be accounted for as a separate derivative instrument liability.

Upon conversion of the Convertible Notes, following the receipt of shareholder approval (if required), the Company intends to pay cash in respect of only the principal amount of the Convertible Notes being converted or (if lower) the conversion value thereof, and to settle any amounts in excess thereof in cash, shares of our common stock or a combination thereof, at our election.

The following table reflects the impact on the pro forma condensed combined balance sheet as of June 30, 2017 if at the time of issuance the Convertible Notes may only be settled in cash upon conversion prior to obtaining shareholder approval, and therefore the conversion option will be accounted for as a separate derivative instrument liability.

	Heritage Pro Forma (as stated)	Note 5 Adjustments	Heritage Adjusted Pro Forma
ASSETS
Fixed maturity securities, available for sale, at fair value	669,514		669,514
Equity securities, available for sale, at fair value	32,139		32,139

Total investments	701,653	—	701,653
Cash and cash equivalents	117,891		117,891
Restricted cash	18,381		18,381
Accrued Investment income	5,712		5,712
Premiums receivable, net	67,817		67,817
Prepaid reinsurance premiums	449,304		449,304
Income taxes receivable	2,297		2,297
Deferred income taxes	—		—
Deferred policy acquisition costs, net	41,792		41,792
Property and equipment, net	19,475		19,475
Intangibles, net	116,296		116,296
Goodwill	130,527		130,527
Other assets	13,604		13,604

Total Assets	1,684,749	—	1,684,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	207,271		207,271
Unearned premiums	476,968		476,968
Reinsurance payable	285,616		285,616
Note payable, net of issuance costs	170,526		170,526
Deferred income taxes	21,783	(8,891)	12,892
Advance premiums	33,641		33,641
Accrued compensation	5,479		5,479
Other liabilities	90,211	24,000	114,211

Total Liabilities	1,291,495	15,109	1,306,604

Stockholders’ Equity
Common stock	4		4
Additional paid-in capital	240,806	(15,109)	225,697
Accumulated other comprehensive loss	(569)		(569)
Treasury stock	(34,169)		(34,169)
Retained earnings	187,182		187,182

Total Stockholders’ Equity	393,254	(15,109)	378,145

Total Liabilities and Stockholders’ Equity	1,684,749	—	1,684,749